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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): May 29, 2002



                                USA INTERACTIVE
               (Exact name of Registrant as specified in charter)



      Delaware                      0-20570                    59-2712887
(State or other jurisdiction   (Commission File              (IRS Employer
of incorporation)                   Number)                 Identification No.)



         152 West 57th Street, New York,                       NY 10019
     (Address of principal executive offices)                 (Zip Code)



               Registrant's telephone number, including area code:
                                 (212) 314-7300

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ITEM 9.     REGULATION FD DISCLOSURE

      USA Interactive ("USA" or the "Company") furnishes pursuant to Regulation FD the following information in connection with a report issued by the Center for Financial Research and Analysis that USA learned of today.

      1.  NEGATIVE OPERATING CASH FLOW

      USA's negative cash flow from operations was the result of tax payment of $156.9 million for gains on the sale of the USAB stations. This payment was disclosed on page 29 of USA's 10Q for the period ending March 31, 2002. Not including this one time event, USA's operating cash flow in the March 2002 quarter would be POSITIVE $152.7 MILLION versus a positive cash flow of $127.2 million in the prior year period, AN INCREASE OF 20%. On the same basis, our cash flow surplus in the March 2002 quarter was $131.6 versus CFRA's inaccurate presentation of a $30.1 million deficit. We find CFRA's not taking into account this prominently disclosed one time tax payment in CFRA's analysis astounding.

      2. NEGATIVE REVENUE GROWTH IN USA ENTERTAINMENT BUSINESS CONTRIBUTED TO JOINT VENTURE WITH VIVENDI

      USA was amongst the first to disclose and have always been upfront with investors in regards to the weakness in the advertising market, which is principally responsible for the year over year decrease in revenue for the USA Entertainment businesses. Our exposure to the advertising market has been virtually eliminated as a result of the contribution of our Entertainment assets into the VUE joint venture, which has closed. We find it inexplicable that CFRA has highlighted this as an issue of concern for USA investors, when we have divested the assets that are the basis for the concern.

      3. WEAKER THAN REPORTED REVENUE GROWTH

      CFRA seems to suggest in the report that USA used the purchase method of accounting in order to artificially boost revenue growth for the quarter ended March 2002. The fact is that the purchase method of accounting is the only accounting method allowed under GAAP to account for acquisitions.

      We are also amazed that CFRA's pro forma presentation of USA's financials are pro forma for the Expedia acquisition but are not pro forma for the contribution of USA's Entertainment assets into the VUE joint venture. Clearly, CFRA's choice was motivated by the desire to ARTIFICIALLY show lower growth for USA. If one properly pro formas both the Expedia and VUE transactions, USA's revenue growth for the March 2002 quarter would be 14.7% versus CFRA's analysis of 2.8% and actual growth of 4.6%. A proper pro forma analysis would show higher revenue growth than actuals, not lower as CFRA has suggested.


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      4. POSSIBLE FUTURE EARNINGS BOOST: UNUSUAL ACCOUNTING FOR SIGNIFICANT
      ACQUISITION-RELATED RESERVES

      USA has taken ABSOLUTELY NO reserves from the Expedia acquisition. CFRA's suggestion that we MAY have done so without speaking to us is libelous.

      5. EARNINGS BOOST: DECREASED AMORTIZATION DUE TO LONGER AMORTIZATION PERIODS FOR INTANGIBLES OTHER THAN GOODWILL

      The suggestion that USA has sought an earnings boost through longer amortization periods is baseless and irresponsible. USA has not changed its policy relating to amortization of Intangibles. The reason for the longer amortization periods for Intangibles in the March 2002 quarter is simply the inclusion of Expedia assets, which have a longer useful life. The bottom end of the range for the amortization period increased in the March 2002 quarter due to the full amortization of a domain name we had amortized over one year in 2001.

      We disclosed on page 13 of the March 2002 10-Q that $246 million out of a total of $395.3 million, or 62% of other intangible assets on our books were related to the Expedia acquisition. Why would CFRA not present the inclusion of Expedia as a possibility for the change in the amortization period for those intangibles, as opposed to only suggesting that we might get an earnings boost from a change in accounting policy?

      6. APPARENT DROP IN ACCRUED LIABILITIES AND DEFERRED REVENUE

      Per CFRA's analysis the Statement of Cash Flow for the March 2002 quarter discloses a use of cash of $105.9 million related to accrued liabilities, including taxes, and deferred revenue. However, this use of cash is due to the aforementioned payment of $156.9 million of taxes related to the USAB sale. Not including this one time event, we would show an increase of $51.0 million related to accrued liabilities and deferred revenue.

      In response to CFRA's concern stated in its report, the Company has not adopted a more aggressive revenue recognition policy nor has the Company "boosted" earnings by decreasing reserves. The Company and its management take their responsibility for fair financial reporting extremely seriously, and have taken steps to disclose information even if accounting or SEC rules do not require such disclosure. The Company has certainly not liquidated reserves nor manipulated its results in any way, shape or form.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             USA INTERACTIVE


                                             By: /S/ Julius Genachowski
                                                ------------------------
                                             Name:  Julius Genachowski
                                             Title: Executive Vice President and
                                                    General Counsel

      Date: May 29, 2002







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